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Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-31037) pertaining to the 1997 Key Employees' Stock Option Plan of RF Micro Devices, Inc., the Non-employee Directors' Stock Option Plan of RF Micro Devices, Inc., the Employee Stock Purchase Plan of RF Micro Devices, Inc. and the RF Micro Devices, Inc. 1992 Stock Option Plan and the Registration Statement (Form S-8 No. 333-93095) pertaining to the 1999 Stock Incentive Plan of RF Micro Devices, Inc. and certain option agreements between RF Micro Devices, Inc. and certain Directors of RF Micro Devices, Inc. of our report dated April 18, 2000, with respect to the consolidated financial statements and schedule of RF Micro Devices, Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2000.


                                                /s/ Ernst & Young LLP

Raleigh, North Carolina
June 20, 2000